EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RESOLUTE HOLDINGS MANAGEMENT, INC.

****************

Resolute Holdings Management, Inc. (the “Corporation”), a corporation duly organized and existing by virtue of the General Corporation Law of the State of Delaware (as from time to time in effect, the “DGCL”), DOES HEREBY CERTIFY as follows:

FIRST: The name of the Corporation is Resolute Holdings Management, Inc. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was September 27, 2024.

SECOND: This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Corporation’s certificate of incorporation as heretofore in effect, was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and by the written consent of its stockholder in accordance with Section 228 of the DGCL.

THIRD: This Certificate of Incorporation is amended, integrated and restated to read in its entirety as set forth on Exhibit A attached hereto and made a part hereof, effective as of 5:00 p.m. Eastern Time on February 19, 2025.

****************

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed by its duly authorized officer on this 19th day of February, 2025.

RESOLUTE HOLDINGS MANAGEMENT, INC.

By:	/s/ Thomas R. Knott
Name:	Thomas R. Knott
Title:	Chief Executive Officer

[Signature page to Amended and Restated Certificate of Incorporation]

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RESOLUTE HOLDINGS MANAGEMENT, INC.

****************

Article One

NAME

The name of the corporation is Resolute Holdings Management, Inc. (the “Corporation”).

Article Two

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

Article Three

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as from time to time in effect, the “DGCL”).

Article Four

AUTHORIZED CAPITAL STOCK

(a)               The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,100,000,000 of which 1,000,000,000 shares shall be designated as Common Stock, par value of $0.0001 per share (“Common Stock”), and 100,000,000 shares shall be designated as Preferred Stock, par value of $0.0001 per share (“Preferred Stock”).

(b)               As provided in the last sentence of Section 242(b)(2) of the DGCL and subject to the rights of the holders of any series of Preferred Stock, the authorized number of shares of any class or series of stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of stock of the Corporation entitled

1

to vote thereon, and no separate vote of any such class or series of stock of the Corporation the authorized number of which is to be increased or decreased shall be necessary to effect such change irrespective of the other sentences of Sentence 242(b)(2) of the DGCL.

Article Five

COMMON STOCK

The following is a statement of the designations, preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the shares of Common Stock. Except as otherwise provided in this Certificate of Incorporation (which term, whenever used herein, shall include any certificate filed with the office of the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Article FIVE (such certificate, a “Preferred Stock Designation”)), all shares of Common Stock shall be identical and shall entitle the holders of such shares to the same rights and privileges. The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Stock then outstanding.

(a)               Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or other class or series of stock of the Corporation having a preference over or right to participate with the Common Stock as to dividends or other distributions pursuant to the relevant Preferred Stock Designation, holders of Common Stock shall be entitled to receive ratably on a per share basis such dividends or other distributions (payable in cash, shares of stock of the Corporation, property or assets of the Corporation or otherwise) as may be declared and paid on the Common Stock, at the times and in the amounts as the board of directors of the Corporation (the “Board of Directors”) in its discretion may determine.

(b)               Liquidation, Dissolution or Winding Up. Upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or other class or series of stock of the Corporation having a preference over or right to participate with the Common Stock as to distributions upon such liquidation, dissolution or winding up of the affairs of the Corporation, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution, ratably in proportion to the number of shares held by them.

(c)            Voting Rights. Holders of Common Stock shall have the general right to vote for all purposes, including the election, removal or replacement of directors, as provided by law and in this Certificate of Incorporation. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held. There shall be no cumulative voting. Notwithstanding the foregoing, except as otherwise provided by this Certificate of Incorporation or as required by the DGCL, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of this Certificate of Incorporation that exclusively alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together

2

with the holders of one or more other series of Preferred Stock, to vote on the applicable amendment or alteration pursuant to this Certificate of Incorporation or pursuant to the DGCL.

(d)               No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive, redemption, conversion or subscription rights.

Article Six

PREFERRED STOCK

(a)               Shares of Preferred Stock may be issued in one or more series from time to time by Board of Directors. The Board of Directors is expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of such powers, preferences and rights, of the shares of such series of Preferred Stock, including without limitation, the following:

(i)               the distinctive serial designation of such series that shall distinguish it from other series;

(ii)              the number of shares included in such series;

(iii)             the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(iv)             whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(v)              the amount or amounts that shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(vi)             the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders of the shares of such series or upon the happening of a specified event or events;

(vii)            the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

3

(viii)          whether or not the shares of such series shall be convertible into, or exchangeable for, at any time or times at the option of the holder or holders of the shares of such series or at the option of the Corporation or upon the happening of a specified event or events, shares of any other class or classes or any other series of Preferred Stock or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable to such exchange or conversion;

(ix)             whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

(x)               any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the DGCL.

(b)               The powers, preferences and rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. Except as may otherwise be provided in this Certificate of Incorporation or required by the DGCL, no holder of any share of any series of Preferred Stock, as such, shall be entitled as of right to vote on: (i) any amendment or alteration of this Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other series of Preferred Stock; or (ii) any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder.

Article Seven

BOARD OF DIRECTORS

(a)               The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)               Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation (as amended from time to time, the “Bylaws”).

(c)               Number of Directors.

(i)               Subject to the rights granted to holders of any series of Preferred Stock then outstanding to elect directors under specified circumstances or otherwise (“Preferred Stock Directors”), the number of directors of the Corporation shall be fixed from time to time pursuant to resolution or resolutions of the Board of Directors; provided that the maximum number of directors (other than Preferred Stock Directors) should not exceed twelve.

(ii)              During any period when the holders of any series of Preferred Stock have the right to elect Preferred Stock Directors, upon the commencement, and for the duration, of the period during which such right continues: (A) the then total authorized number of directors shall automatically be increased by such specified number

4

of Preferred Stock Directors, and the holders of the related series of Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the applicable Preferred Stock Designation and (B) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to such Preferred Stock Director’s earlier death, resignation, retirement, disqualification, removal from office or other cause. Except as otherwise provided in the Preferred Stock Designation in respect of such series of Preferred Stock, whenever the holders of such series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such Preferred Stock Designation, the terms of office of all such Preferred Stock Directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, retirement, disqualification, removal from office or other cause, shall forthwith terminate and the total and authorized number of directors shall be reduced accordingly.

(d)               Vacancies and Newly Created Directorships. Subject to subsection (c)(ii) of this Article SEVEN, except as otherwise required by law and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by an affirmative vote of the majority of the remaining directors then in office, though less than a quorum, or by a sole remaining director, and not by the stockholders. Any director so chosen to fill a vacancy not resulting from an increase in the number of directors shall have the same class designation and remaining term as that of his or her predecessor.

(e)               Classified Board. Upon the effectiveness of this Certificate of Incorporation (the “Effective Date”), the directors of the Corporation shall be divided into three classes, as nearly equal in number as reasonably possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the Effective Date. Class II directors shall initially serve until the second annual meeting of stockholders following the Effective Date. Class III directors shall initially serve until the third annual meeting of stockholders following the Effective Date. The directors of each class shall hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term of three years following their election and until their successors have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain a number of directors in each class as nearly equal as reasonably possible. In no event shall a decrease in the number of directors shorten the term of any incumbent director. Subject to the rights of any class or series of Preferred Stock to elect and remove directors, any director or the entire Board of Directors may only be removed for cause by an affirmative vote of the holders of at least two-thirds of the total voting power of the outstanding shares of stock of the Corporation entitled to vote at an election of directors. Following the date when Resolute Compo Holdings LLC and Resolute ManCo Holdings LLC (together with their respective affiliates (as defined below) and successors and assigns (other than the Corporation and its subsidiaries), collectively, the “Investor”) cease to beneficially own,

5

in the aggregate, 40% of the total voting power of the outstanding shares of stock of the Corporation entitled to vote for the election of directors (other than any Preferred Stock Directors) (such date, the “Trigger Date”), this Article SEVEN may not be amended, modified or repealed, except by the affirmative vote of the holders of at least two-thirds of the total voting power of the outstanding shares of stock of the Corporation entitled to vote thereon. The Board of Directors is authorized to assign directors already in office to their respective classes at the time this Article SEVEN becomes effective. For the purposes of this Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Article Eight

STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETING

(a)               Stockholder Action by Written Consent. Prior to the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation or other persons as are authorized to call special meetings by the Bylaws, including but not limited to the election of directors, may be taken by written consent or consents of the stockholders of the Corporation if: (i) such consent or consents are signed by or on behalf of the holders of outstanding shares of stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders at which all outstanding shares of stock of the Corporation entitled to vote on the action were present and voted; and (ii) such consent or consents are delivered to the Corporation in accordance with the DGCL. Following the Trigger Date, subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders.

(b)               Special Meetings. Prior to the Trigger Date, special meetings of stockholders may be called only: (i) by or at the direction of the Executive Chairman of the Board of Directors or the Board of Directors pursuant to a resolution or resolutions thereof; or (ii) with respect to any action required or permitted to be taken by stockholders of the Corporation, by the Secretary of the Corporation (or, if there is no Secretary of the Corporation, the Executive Chairman) at the written request of the holders of a majority of the total voting power of the outstanding shares of stock of the Corporation that would be entitled to vote on such action. Following the Trigger Date, except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders may be called only by: (A) the Executive Chairman of the Board of Directors; or (B) the Secretary of the Corporation (or, if there is no Secretary of the Corporation, the Executive Chairman) at the direction of a majority of the directors then in office. Special meetings of stockholders may not be called by any person other than the persons specified in this subsection (b) of Article EIGHT.

6

Article Nine

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

(a)               A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation is not permitted under the DGCL as currently in effect or as the same may be amended after the effectiveness of this Certificate of Incorporation. If the DGCL is amended after the effectiveness of this Certificate of Incorporation to authorize the further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time. No amendment, modification or repeal of this Article NINE or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article NINE, or, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of a director in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or adoption.

(b)               An officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer, except to the extent that such exemption from liability or limitation is (i) not permitted under the DGCL as currently in effect or as the same may be amended after the effectiveness of this Certificate of Incorporation or (ii) in any action brought by or in the right of the Corporation. If the DGCL is amended after the effectiveness of this Certificate of Incorporation to authorize the further elimination or limitation of the personal liability of officers other than in any action by or in the right of the Corporation, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time, except to the extent any such amendment purports to eliminate a claim brought by or in the right of the Corporation prior to the effectiveness of such amendment. No amendment, modification or repeal of this Article NINE or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article NINE, or, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of an officer in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or adoption.

Article Ten

CORPORATE OPPORTUNITIES

(a)               Recognition of Corporate Opportunities. The Corporation recognizes and anticipates that: (i) certain directors, officers, principals, partners, members, managers, employees, agents and/or other representatives of Investor may serve as directors, officers or agents of the Corporation and its controlled affiliates; (ii) Investor may now or in the future engage in and may continue to engage in and may manage persons that engage in and may continue to engage in (x) the same or similar activities or related lines of business as those in which the Corporation and controlled affiliates, directly or indirectly, may engage and/or (y) other business activities that overlap with or compete with those in which the Corporation and its controlled affiliates, directly or indirectly, may engage; and (iii) there will be benefits to

7

be derived by the Corporation or its controlled affiliates through its contractual, corporate and business relations with Investor (including possible service of Identified Persons (as defined below) as officers, directors and agents of the Corporation or its controlled affiliates) and there will be benefits in providing guidelines for the Identified Persons and of the Corporation with respect to the allocation of corporate opportunities and other matters. The provisions of this Article TEN are set forth to regulate and define the conduct of certain affairs of the Corporation and its controlled affiliates with respect to certain classes or categories of business opportunities as they may involve Investor, any person (as defined below) who, while a stockholder, director, officer or agent of the Corporation or any of its controlled affiliates, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of Investor (each, an “Identified Person”), on the one hand, and the powers, rights, duties and liabilities of the Corporation and its controlled affiliates and its and their respective stockholders, directors, officers and agents, on the other hand. To the fullest extent permitted by law (including, without limitation, the DGCL), and notwithstanding any other duty (contractual, fiduciary or otherwise, whether at law or in equity), each Identified Person shall have the right to, directly or indirectly, engage in, possess interests in and manage other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its controlled affiliates or deemed to be competing with the Corporation or any of its controlled affiliates. In addition, no Identified Person shall have any duty, whether contractual, fiduciary or otherwise, whether at law or in equity, not to engage in any of the foregoing activities, interests, ventures or opportunities, whether competitive or otherwise. The scope of activities permitted or otherwise authorized by this Article TEN shall apply without regard to whether the Identified Person pursues such activities, interests, ventures or opportunities on its own account, or in partnership with, or as a direct or indirect equity holder, controlling person, stockholder, director, officer, employee, agent, affiliate, party to a management agreement for the oversight of the business, operations and strategy of another person, member, financing source, investor, director or indirect manager, general or limited partner or assignee of any other person. Under no circumstances shall any Identified Person have an obligation to offer to the Corporation or its controlled affiliates the right to participate in any of the activities, interests, ventures or opportunities described in this subsection (a). Each Identified Person shall also have the right to invest in, or provide services to, any person that is engaged in the same or similar business activities as the Corporation or its controlled affiliates or directly or indirectly competes with the Corporation or any of its controlled affiliates.

(b)               Competitive Opportunities. In the event that any Identified Person acquires knowledge of a potential transaction or matter that may be an investment, corporate or business opportunity or prospective economic or competitive advantage in which the Corporation or any of its controlled affiliates could have an interest or expectancy (contractual, equitable or otherwise) (a “Competitive Opportunity”) or otherwise is then exploiting, to the fullest extent permitted under the DGCL and notwithstanding any other duty existing at law or in equity, the Corporation and its controlled affiliates will have no interest in, and no expectation (contractual, equitable or otherwise) that such Competitive Opportunity be offered to it. To the fullest extent permitted by law and subject to subsection (c) of this Article TEN, any such interest or expectation (contractual, equitable or otherwise) is renounced so that such Identified Person shall: (i) have no duty (contractual, fiduciary or otherwise) to communicate or present such Competitive Opportunity to the Corporation or its controlled affiliates; (ii) have the right to either hold any such Competitive Opportunity for such Identified Person’s own account and

8

benefit or the account of the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, affiliates, members, financing sources, investors, direct or indirect managers, general or limited partners or assignees of any Identified Person or to direct, recommend, assign or otherwise transfer such Competitive Opportunity to persons other than the Corporation or any of its controlled affiliates or direct or indirect equity holders; and (iii) notwithstanding any provision in the Certificate of Incorporation to the contrary, not be obligated or liable to the Corporation, any stockholder, director or officer of the Corporation or any other person by reason of the fact that such Identified Person, directly or indirectly, took any of the actions noted in the immediately preceding clause (ii), pursued or acquired such Competitive Opportunity for itself or any other person or failed to communicate or present such Competitive Opportunity to the Corporation or its controlled affiliates.

(c)               Interpretation; Duties. In the event of a conflict or other inconsistency between this Article TEN and any other Article or provision of the Certificate of Incorporation, this Article TEN shall prevail under all circumstances. Notwithstanding anything to the contrary in this Certificate of Incorporation, under no circumstances shall the provisions of this Article TEN limit or eliminate any duty (contractual, fiduciary or otherwise, whether at law or in equity) owed by any employee of the Corporation or any of its controlled affiliates to the Corporation; provided that such employee is not a director, officer, principal, partner, member, manager, employee, agent and/or other representative of Investor (in which case, for the avoidance of doubt, Article TEN does so limit or eliminate any such duty). Further, under no circumstances shall the Corporation be deemed to have renounced any Competitive Opportunity as to any employee of the Corporation or its controlled affiliates.

(d)               Section 122(17) of the DGCL. For the avoidance of doubt, subject to subsection (c) of this Article TEN, this Article TEN is intended to constitute, with respect to the Identified Persons, a disclaimer and renunciation, to the fullest extent permitted under Section 122(17) of the DGCL, of any right of the Corporation or any of its controlled affiliates with respect to the matters set forth in this Article TEN. This Article TEN shall be construed to effect such disclaimer and renunciation to the fullest extent permitted under the DGCL.

(e)               Business Ventures. The Corporation and its controlled affiliates do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived from those business ventures.

(f)                No Competitive Opportunity. In addition to and notwithstanding the foregoing provisions of this Article TEN, an investment, corporate or business opportunity shall not be deemed to be a Competitive Opportunity for the Corporation if it is an investment, corporate or business opportunity that: (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake; (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation; or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(g)               Amendments. Neither the alteration, amendment or repeal of this Article TEN, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article TEN, shall eliminate or reduce the effect of this Article TEN in respect of any Competitive Opportunity first identified or any other matter occurring, or any cause of action,

9

suit or claim that, but for this Article TEN, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

Article Eleven

SECTION 203 OF THE DGCL AND BUSINESS COMBINATIONS

(a)               Section 203 of the DGCL. The Corporation expressly elects not to be governed by Section 203 of the DGCL.

(b)               Business Combinations with Interested Stockholders. Notwithstanding any other provision in this Certificate of Incorporation, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(i)               prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(ii)              upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of the Corporation and (B) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii)            at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

(c)               Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this Article ELEVEN shall not apply if:

(i)               stockholder becomes an interested stockholder inadvertently and (A) as soon as practicable divests itself of ownership of sufficient shares so that such stockholder ceases to be an interested stockholder; and (B) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

10

(ii)              the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (A) constitutes one of the transactions described in the second sentence of this subsection (c)(ii) of Article ELEVEN; (B) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors; and (C) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (1) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (2) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock (as defined hereinafter) of the Corporation; or (3) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (1) or (2) of the second sentence of this subsection (c)(ii) of Article ELEVEN.

(d)               Definitions. For the purposes of Article SEVEN, Article TEN and this Article ELEVEN, each reference to:

(i)               “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another person.

(ii)              “associate”, when used to indicate a relationship with any person, means: (A) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (B) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii)            “business combination”, when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(A)             any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder, or (2) with any other corporation, partnership,

11

unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder, and, as a result of such merger or consolidation, this Article ELEVEN is not applicable to the surviving entity;

(B)              any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(C)              any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation. In no case under items (3)-(5) of the preceding sentence shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(D)             any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(E)              any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (A)-(D) above) provided by or through

12

the Corporation or any direct or indirect majority-owned subsidiary of the Corporation.

(iv)             “control”, including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article ELEVEN, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a “group” (as such term is used in Rule 13d-5 promulgated under the Exchange Act as such rule is in effect as of the date of this Certificate of Incorporation) have control of such entity.

(v)               “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person. Notwithstanding anything in this Article ELEVEN to the contrary, the term “interested stockholder” shall not include (A) Investor, any Investor Direct Transferee, any Investor Indirect Transferee, any of their respective affiliates, any person managed by any member of Investor pursuant to a management agreement or similar agreement, any successor of any of the foregoing persons or any “group”, or any member of any such “group”, to which such persons are a party under Rule 13d-5 of the Exchange Act or (B) any person whose ownership of shares in excess of the 15% limitation set forth in this Certificate of Incorporation is the result of any action taken solely by the Corporation, but such person shall be an interested stockholder if such person then acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(vi)             “Investor Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any member of Investor beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(vii)            “Investor Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Investor Direct Transferee or other

13

Investor Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(viii)        “owner”, including the terms “own” and “owned”, when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(A)             beneficially owns such stock, directly or indirectly;

(B)              has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, except that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange;

(C)              has the right to vote such stock pursuant to any agreement, arrangement or understanding, except that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

(D)             has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in subsection (C) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(ix)             “person” means any individual, corporation, partnership, unincorporated association or other entity.

(x)               “stock” means, with respect to any corporation, stock and, with respect to any other entity, any equity interest.

(xi)             “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

Article Twelve

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer,

14

employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware). The foregoing sentence shall not apply to claims arising under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Article Thirteen

AMENDMENTS

(a)               Amendment of Bylaws. The Board of Directors is expressly authorized to adopt, amend, alter, repeal or rescind, in whole or in part, the Bylaws. By affirmative vote of the holders of a majority of the total voting power of the shares of stock of the Corporation entitled to vote thereon, voting together as a single class, stockholders may adopt, amend, alter or repeal the Bylaws. Notwithstanding the previous sentence, following the Trigger Date, any amendment, alteration, repeal or rescission of Sections 2.2, 2.9, 2.10, 3.4, 8.5 or Article VII of the Bylaws (as such sections and Articles are numbered on the date hereof, and other than to change the numbers of such provisions upon the adoption or repeal of other provisions in accordance herewith) shall require the affirmative vote of at least two-thirds of the total voting power of the shares of stock of the Corporation entitled to vote on such amendment, alteration, repeal, rescission or adoption, voting together as a single class.

(b)               Amendment of Certificate of Incorporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, and in addition to any specific requirements contained in this Certificate of Incorporation with respect to any particular Article or provision of this Certificate of Incorporation, at any time following the Trigger Date, Article SIX, SEVEN, EIGHT, NINE, TEN, ELEVEN and this Article THIRTEEN may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent with those provisions or this provision may be adopted, only by the affirmative vote of the holders of at least two-thirds of the total voting power of the shares of stock of the Corporation entitled to vote on such amendment, alteration, repeal, rescission or adoption, voting together as a single class.

15